Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT is dated as of January 4, 2006, by and among Syntony Group, Inc., a Utah corporation ("Parent"); Syntony Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"); Michael Vardakis, Parent President ("Vardakis"); BioTechCures, Inc., a Nevada corporation ("Company"); and Albert L. Kramer ("Kramer"), Mark Meriwether ("Meriwether") and Leland Shapiro, M. D. ("Shapiro") (collectively, "Company Shareholders"). The foregoing are sometimes collectively referred to as the "Parties."

     WHEREAS, Company intends to engage in the acquisition and development of medical technologies (the "Business"); and

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, Company and Company Shareholders have approved the merger of the Merger Subsidiary with and into Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the closing of the Merger is subject to the completion of the sale of not less that 1,000,000 shares of common stock of Parent (each, a "Share" or the "Shares") to be offered by Parent's management or through a registered broker-dealer at a price of $1.50 per Share for minimum aggregate gross proceeds of $1,500,000 (the "Minimum Offering"); and then with the offering continuing as a combination of Company, Parent and Merger Subsidiary (the "Reorganized Company"), for up to a maximum of 3,000,000 Shares at a price of $1.50 per Share for maximum aggregate gross proceeds of $4,500,000 (the "Maximum Offering") (collectively, the "Offering"), pursuant to Parent's Confidential Limited Offering Memorandum dated December 1, 2005 (the "PPM"), with all of the Shares being offered being afforded registration rights that will require the Reorganized Company to file a registration statement with the Securities and Exchange Commission (the "SEC") registering the Shares (the "Registration Rights"); and

     WHEREAS, as a condition to the Closing of the Merger (as defined below), Vardakis has agreed for a fee to cancel certain shares of Parent Common Stock; to limit the resale of shares of Parent Common Stock that he retains, subject to being granted similar Registration Rights with respect to such shares; and to indemnify and hold Parent and Company harmless from and against all outstanding liabilities existing or based upon matters arising prior to the Closing Date (as defined below) of the Merger; and

     WHEREAS, the Parties desire to execute and deliver this Agreement and all related, required or necessary documentation that may be reasonable required to complete the Merger as contemplated by the Parties, including the waiver of applicable dissenters' rights of appraisal ("Dissenters' Rights") under the Nevada Act (collectively, the "Transaction Documents") and to deposit the Transaction Documents into escrow for delivery to the other Parties hereto, pending the satisfaction of the conditions precedent of the Parties hereto to the Closing of the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the Parties hereto agree as follows:

                            ARTICLE 1
                 THE MERGER; CONVERSION OF SHARES

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Nevada Revised Statutes (the "Nevada Act"), whereupon the separate corporate existence of Merger Subsidiary will cease, and Company will continue as the surviving corporation (the "Surviving Corporation"). >From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of Company and Merger Subsidiary, all as more fully described in the Nevada Act.

     1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Nevada, Articles of Merger for the Merger, which Articles will be in the form required by and executed in accordance with the applicable provisions of the Nevada Act. The Merger will become effective at the time such filing is made or, if agreed to by Parent and Company, such later time or date set forth in the Articles of Merger (the "Effective Time").

     1.3  Closing.

          (a) Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the Parties, which will be no later than the earlier of five )5) business days from the closing of the Minimum Offering or October 31, 2005
     (the "Termination Date"); provided, however, that all of the conditions provided for in Articles 5 and 6 hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of Leonard
     W. Burningham, Esq., 455 East 500 South, #205, Salt Lake City, Utah, or such other place as the Parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the Parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

          (b) As a condition precedent to the Closing of the Merger, among other such conditions that are set forth in Sections 5 and 6 hereof, the Minimum Offering shall have been completed as outlined in the PPM, which is attached hereto as Exhibit 1.3(b) and incorporated herein by reference.

          (c) As a condition precedent to the Closing of the Merger, among other such conditions that are set forth in Sections 5 and 6 hereof, Vardakis shall have executed and delivered the indemnification agreement (the "Vardakis Indemnification Agreement") that is referenced in Section 6.4(b) hereof and deposited the same into escrow for delivery to the respective applicable Parties.

          (d) All Transaction Documents shall be executed and delivered into escrow by the Parties to be held for delivery to the other Parties hereto, pending the satisfaction of the conditions precedent of the Parties hereto to the Closing of the Merger, under an escrow agreement (the Escrow Agreement") that is attached hereto as Exhibit 1.3(d) and incorporated herein by reference.

     1.4 Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Company and/or Merger Subsidiary:

          (a) All of the shares of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for Company Common Stock referred to in Section 1.4(b) hereof) will be converted into the right to receive an aggregate of 12,654,871 shares common stock of Parent, par value $0.0001 per share ("Parent Common Stock"), and Parent adopts, ratifies and approves Company written Consulting Agreements pursuant to which any of Company Common Stock was issued under Rule 701 of the Securities and Exchange Commission. The amount of Parent Common Stock into which shares of Company Common Stock is converted is referred to herein as the "Merger Consideration."

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or Company will be canceled without payment of any consideration therefor and without any conversion thereof. Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

          (c) Each warrant to acquire Company Common Stock ("Company Warrants") issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for a like warrant of Parent to acquire shares of Parent Common Stock ("Parent Warrants").

          (d) Except as expressly set forth herein, each share of any other equity interest of the Company (other than Company Common Stock) will be canceled without payment of any consideration therefor and without any conversion thereof.

          (d) Each share of common stock of Merger Subsidiary, par value $1.00 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

     1.5  Exchange of Company Common Stock and Warrants.

          (a) At the Closing, the escrow agent ("Escrow Agent") under the Escrow Agreement will cause the delivery of all Company Shareholders Company Common Stock or other holders' Company Warrants that have been deposited in escrow and all of which are outstanding immediately prior to the Effective Time to Parent ("Company Certificates"), together with appropriate assignments signed by such holders, in exchange for the number of whole shares of Parent Common Stock into which such interests have been converted as provided in Section 1.4(a) or Parent Warrants as provided in Section 1.4(c), and Company Certificate(s) so surrendered will be canceled.

          (b) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

          (c)  As of the Effective Time, the holders of Company
     Certificates representing shares of Company Common Stock or Company Warrants will cease to have any rights as Company Shareholders, except such rights, if any, as they may have pursuant to the Nevada Act.
     Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a) or the number of whole warrants of Parent Warrants into which Company Warrants shall have been converted pursuant to the Merger as provided in Section 1.4(c).

          (d) No fractional shares of Parent Common Stock or fraction warrants of Parent Warrants will be issued upon the surrender for exchange of Company Certificates; no dividend or other distribution of Parent will relate to any fractional share or fractional warrant; and such fractional share or warrant interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, or fractional warrants which a holder of Company Warrants immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, will be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to Parent.
     If a fractional share results from such aggregation, then such fractional share will be rounded up to the nearest whole share and each holder of shares of Company Common Stock Interests or Company Warrant Interests who otherwise would be entitled to receive such fractional share of Parent Common Stock or fraction warrant of Parent Warrants will receive one whole share in lieu of such fractional share or one whole warrant in lieu of such fractional warrant, as applicable.

     1.6 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

     1.7 Bylaws of the Surviving Corporation. The Bylaws of Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8  Directors and Officers of the Surviving Corporation and Parent.

          (a) Directors and Officers of the Surviving Corporation. The directors and officers of Company, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

          (b) Directors and Advisory Directors of the Parent. The directors of Parent immediately prior to the Effective Time shall appoint Mark Meriwether, Chris Meriwether and George Richards to Parent's Board of Directors, and thereafter resign effective as of the Effective Time, and the officers of the Surviving Corporation shall be appointed by the new directors, who shall be George Richards, President; Mark Meriwether, CEO and Secretary; and Chris Meriwether, CFO and Treasurer; and the directors of Parent immediately prior to the Effective Time shall create an Advisory Board of Directors and appoint Michael V. Callahan, M.D., Carl K. Edwards, III, Ph.D. and Leland Shapiro, M.D. to serve as advisory directors.

     Within twelve (12) months from the Effective Time, the board of directors of the Surviving Corporation will form an independent compensation committee to review and determine long-term compensation for the Surviving Corporation's officers.

     1.9 Dissenting Interests. Company Shareholders who would have the right to demand and perfect such holder's rights to dissent from the Merger and to be paid the fair value of such holder's shares in accordance with Sections 92A.300 to 92A.500 of the Nevada Act shall have waived all such Dissenters' Rights and deposited such waivers into escrow pursuant to the Escrow Agreement as a condition to the Closing of the Merger.

     1.10 Parent Common Stock Outstanding Immediately Prior and Following the Closing of Merger. Immediately prior to the Closing of the Merger, Parent shall have not more that 3,878,461 outstanding shares of Parent Common Stock, and no outstanding options, warrants, calls or other rights to acquire authorized but unissued Parent Common Stock or other securities of Parent; and assuming the closing of the Minimum Offering and the Merger, not more than 17,971,665 outstanding shares of Parent Common Stock, that will include the aforesaid 3,878,461 shares of Parent Common Stock, the 12,654,871 shares of Parent Common Stock to be exchanged as Merger Consideration under the Merger, 438,333 shares to be issued under its License Agreement with the University of Colorado and the 1,000,000 Shares of Parent Common Stock that would comprise the Minimum Offering under Parent's Offering pursuant to its PPM.

                         ARTICLE 2
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Company and Meriwether hereby represent and warrant to Parent as follows:

     2.1  Disclosure Schedule.  The disclosure schedule attached hereto as
Exhibit 2.1 ("Company Disclosure Schedule") is divided into sections that correspond to the sections of this Article 2. Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

     2.2 Corporate Organization, etc. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Company. Company Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business and includes complete and correct copies of Company's articles of incorporation and bylaws. Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

     2.3 Capitalization. The authorized capital securities of Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock outstanding, as of the date of this Agreement and as set forth in Company Disclosure Schedule, represent all of the issued and outstanding capital securities of Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.
There are no shares of Company Common Stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Company, including any right of conversion or exchange under any security or other instrument. Company has no subsidiaries.

     2.4 Authorization, etc. Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Company and is the valid and binding legal obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

     2.5 Non-Contravention. Except as set forth in Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

          (a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of Company;

          (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of Company's properties or assets is or may be bound;

          (c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("Encumbrances") upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of Company's assets or properties are bound; or

          (d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "Authority" and collectively as "Authorities").

     2.6 Consents and Approvals. Except as set forth in Company Disclosure Schedule, with respect to Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("Consent") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated herein.

     2.7 Financial Statements. Company Disclosure Schedule contains a copy of the financial statements of Company from the date of inception to September 30, 2005 (the "Financial Statements"). Except as disclosed therein or in Company Disclosure Schedule, the aforesaid Financial Statements: (i) are in accordance with the books and records of Company and have been prepared in conformity with good accounting practices (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of Company as of the date thereof, and the income or loss for the period then ended.

     2.8 Absence of Undisclosed Liabilities. Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability"and collectively as "Liabilities"), other than: (a) Liabilities that are fully reflected or reserved for in the Balance Sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities in an amount not to exceed $50,000 individually or in the aggregate unless such amounts are disclosed on Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of Company Disclosure Schedule.

     2.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since September 30, 2005, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

          (a) Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Company; and

          (b) Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or
     (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on Company.

     2.10 Assets. Except as set forth in Company Disclosure Schedule,
Company has good and marketable title to all of its assets and properties, whether or not reflected in the Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for Company to conduct its business and operations as currently conducted (collectively, the "Assets"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "Lien"), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("Permitted Liens").

     2.11 Receivables and Payables.

          (a) Except as set forth on Company Disclosure Schedule, all accounts receivable of Company represent sales in the ordinary course of business and, to Company's knowledge, are current and collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

          (b) Except as set forth on Company Disclosure Schedule, all payables by Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty
     (60) days beyond the due date in its payment.

     2.12 Intellectual Property Rights. Company owns or has the unrestricted right to use, and Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "Intellectual Property Rights") used in, or necessary for, the operation of its Business as currently conducted or proposed to be conducted. Except as set forth on Company Disclosure Schedule, to Company's knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on Company Disclosure Schedule, to Company's knowledge: (a) Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of Company or, to the knowledge of Company, any other party thereto.

     2.13 Litigation. Except as set forth in Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Company, threatened or contemplated by or against or involving Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     2.14 Contracts and Commitments; No Default.

          (a) Except as set forth in Company Disclosure Schedule, Company is not a party to, nor are any of the Assets bound by, any written or oral:

               (i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

               (ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

               (iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $50,000 over its term;

               (iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

               (v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

               (vi) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

          (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 ("Company Contracts") have been provided to Parent for review. Except as set forth in Company Disclosure Schedule, all of Company Contracts items are valid and enforceable by and against Company in accordance with their terms, and are in full force and effect. Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     2.15 Compliance with Law; Permits and Other Operating Rights. Except as set forth in Company Disclosure Schedule, the Assets, properties, business and operations of Company are and have been in compliance in all respects with all Laws applicable to Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights. Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

     2.16 Brokers. Neither Company nor, to the knowledge of Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company for any such fee or commission to be claimed by any person or entity.

     2.17 Issuance of Parent Common Stock. To Company's knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Parent Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). set forth in Rule 506 of Regulation D promulgated thereunder.

     2.18 Books and Records. The books of account, minute books, stock record books, and other material records of Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of Company. At the Closing, all of those books and records will be in the possession of Company.

     2.19 Business Generally; Accuracy of Information. No representation or warranty made by Company in this Agreement, Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                           ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF THE PARENT
                   AND THE MERGER SUBSIDIARY

     Parent, Merger Subsidiary and Vardakis represent and warrant to Company as follows:

     3.1  Disclosure Schedule.  The disclosure schedule attached hereto as
Exhibit 3.1 ("Parent Disclosure Schedule") is divided into sections that correspond to the sections of this Article 3. Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

     3.2 Corporate Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. Parent owns all of the outstanding capital stock of Merger Subsidiary. Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

     3.3 Authorization. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

     3.4 Capitalization. The authorized capital securities of Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

     3.5 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

          (a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

          (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is or may be bound;

          (c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective assets or properties is or may be bound; or

          (d)  violate any Law of any Authority.

     3.6 Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

     3.7 Valid Issuance. Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

     3.8  SEC Filings; Financial Statements.

          (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by Parent with the SEC (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The financial statements contained in Parent SEC Documents:
     (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

     3.9  No Liabilities.  Parent does not have any Liabilities, except for
(i) Liabilities expressly stated in the most recent balance sheet included in Parent SEC Documents or the notes thereto, or (ii) other Liabilities which do not exceed $1,000 in the aggregate, except as set forth in Schedule 3.9 hereof.

     3.10 No Assets. As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in Parent SEC Documents or Parent Disclosure Schedule.

     3.11 Absence of Certain Changes. Except as set forth in Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

     3.12 Litigation. Except as disclosed in Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     3.13 Contracts and Commitments; No Default. Parent is not a party to, nor are any of its Assets bound by, any contract (a "Parent Contract") that is not disclosed in Parent SEC Documents. Except as disclosed in Parent SEC Documents, none of Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     3.14 No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     3.15 Intercompany And Affiliate Transactions; Insider Interests.
Except as expressly identified in Parent SEC Documents or in the Consent of Directors of Parent approving the Merger which has been executed and provided to Company and deposited pursuant to the Escrow Agreement prior to execution, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are effected with all corporate consents and approvals necessary under controlling law, and currently in effect.

                           ARTICLE 4
                    COVENANTS OF THE PARTIES

     4.1 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other Parties, not to be unreasonably delayed, Parent and Company each will not:

          (a)  amend its articles of incorporation or bylaws;

          (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

          (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

          (e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

          (f)  hire any additional personnel;

          (g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $50,000 in the case of Company;

          (h) make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $50,000 in the case of Company;

          (i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

          (j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

          (k) acquire any of the business or assets of any other person or entity;

          (l) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

          (m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

          (n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

          (o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     Nothing herein shall prevent Company from operating its business in the ordinary course and consistent with past practice.

     4.2 Full Access. Throughout the period prior to Closing, each of the Parties will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the Parties in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Parties. Each of the Parties will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing Parties.

     4.3 Confidentiality. Each of the Parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "Information" as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each of the Parties hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. All Parties hereto will be deemed to have satisfied each' obligations to hold the Information confidential if each exercises the same care as each takes with respect to each's own similar information.

     4.4 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     4.5  Further Assurances; Cooperation; Notification.

          (a) Each of the Parties hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or Parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

          (b) At all times from the date hereof until the Closing, each of the Parties will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this
     Article 4.

     4.6 Supplements to Disclosure Schedule. Prior to the Closing, each of the Parties will supplement or amend each's respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company contained in Article 2 hereof or Parent in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

     4.7 Public Announcements. None of the Parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the Parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other Parties of such requirement and discusses with the other Parties in good faith the exact proposed wording of any such announcement.

     4.8 Satisfaction of Conditions Precedent. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.9 Resignation of Officers And Directors. At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing.. Prior to their resignations, the pre-Closing directors of Parent shall appoint to the board of directors of Parent, the officers of Parent and the Advisory of Parent, those persons indicated in Section 1.8(b), effective as of the Closing.

     4.10 Waiver of Dissenters Rights. Company Shareholders shall have waived Dissenters' Rights under the Nevada Act.

                          ARTICLE 5
            CONDITIONS TO THE OBLIGATIONS OF PARENT
                     AND MERGER SUBSIDIARY

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

     5.1 Representations and Warranties True. The representations and warranties of Company contained in this Agreement, including without limitation in Company Disclosure Schedule initially delivered to Parent as
Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

     5.2 Performance. Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

     5.3  Required Approvals and Consents.

          (a) All action required by law and otherwise to be taken by the shareholders of Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

          (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

          (c) The Minimum Offering shall have been completed and be ready to close simultaneous with the Closing of the Merger.

     5.4 Agreements and Documents. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

          (a) a certificate executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied; and

          (b) a Shareholder Written Consent to Proposed Merger in the form of Exhibit 5.4(b) executed by all Company Shareholders.

     5.5 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Company since September 30, 2005, except as set forth on Schedule 5.5 attached hereto.

     5.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

     5.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     5.8 Appropriate Documentation. Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request, along with duly executed copies of the Transaction Documents by the Parties and the Company Certificates.

                         ARTICLE 6
             CONDITIONS TO OBLIGATIONS OF COMPANY

     Notwithstanding anything in this Agreement to the contrary, the obligation of Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     6.1 Representations and Warranties True. The representations and warranties of Parent contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

     6.2 Performance. Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing, including the obligations of the pre-Close officers and directors of Parent set forth in Section 4.9.

     6.3  Required Approvals and Consents.

          (a) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

          (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

          (c) The Minimum Offering shall have been completed and be ready to close simultaneous with the Closing of the Merger.

     6.4 Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

          (a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

          (b) the duly executed and delivered Indemnity Agreement of Vardakis that is attached hereto as Exhibit 6.4(b) and incorporated herein by reference, together with all executed and delivered schedules or exhibits thereto, along with a stock certificate in the amount of 10,745,001 shares of Parent Common Stock for cancellation to Parent's treasury;

          (d) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement, including the Merger, the issuance of the Merger Consideration and the matters referred to in Section 1.8(b) of this Agreement.

     6.5 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since September 30, 2005.

     6.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

     6.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     6.8 Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.

                          ARTICLE 7
                  TERMINATION AND ABANDONMENT

     7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of Company and Parent.

     7.2 Termination by Either Company or Parent. This Agreement may be terminated by either Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

     7.3 Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in
Article 5 have not been met or waived by Parent in writing prior to the Closing.

     7.4 Termination by the Company. This Agreement may be terminated prior to the Closing by action of Company if any of the conditions provided for in Article 6 have not been met or waived by Company in writing prior to the Closing.

     7.5 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Company or Parent pursuant to this Article 7, written notice thereof will be given to all other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein:

          (a) Each of the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

          (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

                           ARTICLE 8
                    MISCELLANEOUS  PROVISIONS

     8.1 Expenses. Parent and Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

     8.2 Survival. The representations and warranties of the Parties shall survive the Closing for a period of one (1) year.

     8.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the Parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

     8.4 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

     8.5 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     8.6 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other Parties hereto in writing in accordance with this subsection.

If to Company prior to the Merger:     If to Company Shareholders:
BioTechCures, Inc.                     Albert L. Kramer, Esq.
3046 E. Brighton Place                 64 Humphrey Street
Salt Lake City, UT  84121              Swampscott, MA 01907

With a copy to:
Leonard W. Burningham, Esq.
455 East 500 South, #205
Salt Lake City, UT  84111

Mark Meriwether
3046 Brighton Place
Salt Lake City, UT 84121

Leland Shapiro, M. D.
3070 Ash Street
Denver, CO. 80207

or to such other person or address as either Company or Company Shareholders will furnish to the other Parties hereto in writing in accordance with this subsection.

If to Parent or Merger Subsidiary              With a copy to:
prior to the Merger:
Syntony Group, Inc.                            Leonard W. Burningham, Esq.
605 South State Street                         455 East 500 South, #205
Salt Lake City, Utah  84111                    Salt Lake City, Utah  84111

or to such other person or address as Parent will furnish to the other Parties hereto in writing in accordance with this subsection.

     8.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties.

     8.8 Governing Law. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Nevada (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     8.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     8.10 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

     8.11 Entire Agreement. This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this Agreement or the Transaction Documents. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

     8.12 Definition of Material Adverse Effect. "Material Adverse Effect" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.



                     Signature Page Follows

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SYNTONY GROUP, INC.

By: /s/Michael Vardakis
     Michael Vardakis, President

  BIOTECHCURES, INC.


By: /s/Mark Meriwether
     Mark Meriwether, President

SYNTONY ACQUISITION CORP.


By: /S/Michael Vardakis
       Michael Vardakis, President


    /s/Michael Vardakis
       Michael Vardakis, Individually

     COMPANY SHAREHOLDERS:


     /s/Albert L. Kramer
        Albert L. Kramer, Esq.


     /s/Mark Meriwether
        Mark Meriwether


     /s/Leland Shapiro, M.D.
        Leland Shapiro, M. D.

                          EXHIBIT 1.3(d)

                         Escrow Agreement

                          EXHIBIT 2.1

                   Company Disclosure Schedule

                          EXHIBIT 3.1

                    Parent Disclosure Schedule

                          EXHIBIT 5.4(b)

      Company Shareholder Written Consent to Proposed Merger

                          EXHIBIT 6.4(b)


                   Vardakis Indemnity Agreement